Exhibit 99.1

FOR IMMEDIATE RELEASE

October 23, 2019

NextGen Healthcare, Inc. Reports Fiscal 2020 Second Quarter

IRVINE, Calif. – (BUSINESS WIRE) – NextGen Healthcare, Inc. (NASDAQ: NXGN), a leading provider of ambulatory-focused healthcare technology solutions, announced today its fiscal 2020 second quarter ended September 30, 2019 operating results.

Fiscal 2020 Second Quarter Highlights

On a GAAP basis, revenue for the fiscal 2020 second quarter was $134.3 million compared to $130.3 million a year ago.

On a GAAP basis, net income for the fiscal 2020 second quarter was $6.1 million compared with net income of $13.1 million in the fiscal 2019 second quarter.

On a GAAP basis, fully diluted net income per share was $0.09 in the fiscal 2020 second quarter compared to net income per share of $0.20 per share for the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2020 second quarter remained at $0.24 compared to the second quarter a year ago.

Cash flow from operations was $23.8 million in the fiscal 2020 second quarter compared to $11.9 million for the same period a year ago.  Free cash flow was $17.1 million compared to $5.5 million in the same period a year ago.

“I’m pleased to report a solid second quarter in which we delivered revenue growth and positive free cash flow, as well as strong bookings bolstered by cross-selling, RCM traction, multiple “all-in” deals, and competitive displacements. Immediately after quarter end, we completed the acquisition of Topaz Information Solutions, which expands our capabilities to better serve behavioral health providers and enables our planned growth in this important market. Halfway through our fiscal year, we are confident that our current position will enable us to deliver on our full year outlook,” said Rusty Frantz, president and chief executive officer of NextGen Healthcare.

Fiscal 2020 Financial Outlook

The Company is reiterating their outlook for fiscal 2020 and expects:

•	Revenue of between $536 million and $550 million
•	Non-GAAP EPS of between $0.82 and $0.90

Conference Call Information

NextGen Healthcare will host a conference call to discuss its fiscal 2020 second quarter operating results on Wednesday, October 23, 2019 at 5:00 PM ET (2:00 PM PT). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers, and referencing participant code 7179172 approximately 15 minutes prior to the call. A recording of the live webcast will be available on investor.nextgen.com after the call. It will be archived for 90 days until January 22, 2020.

About NextGen Healthcare, Inc

We empower the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn and Instagram.

Media Contact:
NextGen Healthcare
Cynthia Ragland
(949) 255-2600 x 75416
cragland@nextgen.com

or

Investor Contact:

Westwicke Partners

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than NextGen Healthcare, Inc., which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates free cash flow by as total net cash provided by operating activities, net of cash used for the additions of capitalized software costs and equipment and improvements. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, impairment of assets, and other non-run-rate expenses from GAAP income before provision for income taxes.

The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2019 was 22.0% and is expected to remain at 22.0% for each quarter of fiscal year 2020. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, restructuring costs, net securities litigation defense costs, impairment of assets, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

NEXTGEN HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Recurring	$120,589	$116,317	$240,036	$236,324
Software, hardware, and other non-recurring	13,667	14,004	26,081	27,197
Total revenues	134,256	130,321	266,117	263,521
Cost of revenue:
Recurring	50,328	47,172	100,868	95,325
Software, hardware, and other non-recurring	6,563	7,022	12,841	14,176
Amortization of capitalized software costs and acquired intangible assets	8,843	6,924	17,256	13,468
Total cost of revenue	65,734	61,118	130,965	122,969
Gross profit	68,522	69,203	135,152	140,552
Operating expenses:
Selling, general and administrative	39,046	34,229	79,174	78,865
Research and development costs, net	19,789	18,371	41,840	40,499
Amortization of acquired intangible assets	865	1,121	1,730	2,289
Impairment of assets	1,916	—	2,405	—
Restructuring costs	175	—	1,882	—
Total operating expenses	61,791	53,721	127,031	121,653
Income from operations	6,731	15,482	8,121	18,899
Interest income	36	40	115	69
Interest expense	(387)	(769)	(859)	(1,499)
Other income, net	210	237	77	611
Income before provision for income taxes	6,590	14,990	7,454	18,080
Provision for income taxes	509	1,896	129	2,338
Net income	$6,081	$13,094	$7,325	$15,742
Net income per share:
Basic	$0.09	$0.20	$0.11	$0.25
Diluted	$0.09	$0.20	$0.11	$0.24
Weighted-average shares outstanding:
Basic	65,401	64,265	65,209	64,143
Diluted	65,560	64,857	65,445	64,362

NEXTGEN HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$42,930	$33,079
Restricted cash and cash equivalents	7,501	1,443
Accounts receivable, net	83,708	87,459
Contract assets	11,973	13,242
Inventory	58	120
Income taxes receivable	3,272	3,682
Prepaid expenses and other current assets	20,612	20,826
Total current assets	170,054	159,851
Equipment and improvements, net	22,049	21,404
Capitalized software costs, net	39,076	37,855
Operating lease assets	38,230	—
Deferred income taxes, net	6,166	6,194
Contract assets, net of current	3,175	3,747
Intangibles, net	42,290	52,595
Goodwill	218,771	218,771
Other assets	33,017	32,478
Total assets	$572,828	$532,895
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,837	$5,432
Contract liabilities	54,101	56,009
Accrued compensation and related benefits	21,825	25,663
Income taxes payable	—	64
Operating lease liabilities	9,947	—
Other current liabilities	41,545	41,064
Total current liabilities	132,255	128,232
Deferred compensation	5,933	5,905
Line of credit	—	11,000
Operating lease liabilities, net of current	41,622	—
Other noncurrent liabilities	1,890	11,812
Total liabilities	181,700	156,949
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 65,436 and 64,838 shares at September 30, 2019 and March 31, 2019, respectively	654	648
Additional paid-in capital	272,848	264,908
Accumulated other comprehensive loss	(1,320)	(1,231)
Retained earnings	118,946	111,621
Total shareholders' equity	391,128	375,946
Total liabilities and shareholders' equity	$572,828	$532,895

NEXTGEN HEALTHCARE, INC.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Income before provision for income taxes - GAAP	$6,590	$14,990	$7,454	$18,080
Non-GAAP adjustments:
Acquisition costs, net	739	315	739	1,949
Amortization of acquired intangible assets	5,152	5,409	10,305	10,865
Amortization of deferred debt issuance costs	178	178	355	355
Impairment of assets	1,916	—	2,405	—
Restructuring costs	175	—	1,882	—
Securities litigation defense costs and settlement, net of insurance	339	(5,715)	376	(5,436)
Share-based compensation	4,316	4,135	9,207	7,251
Other non-run-rate expenses*	815	691	905	2,639
Total adjustments to GAAP income before provision for income taxes:	13,630	5,013	26,174	17,623
Income before provision for income taxes - Non-GAAP	20,220	20,003	33,628	35,703
Provision for income taxes	4,448	4,401	7,398	7,855
Net income - Non-GAAP	$15,772	$15,602	$26,230	$27,848
Diluted net income per share - Non-GAAP	$0.24	$0.24	$0.40	$0.43
Weighted-average shares outstanding (diluted):	65,560	64,857	65,445	64,362

* Other non-run-rate expenses for the three and six months ended September 30, 2019 consist primarily of excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan. Other non-run-rate expenses for the three and six months ended September 30, 2018 consist primarily of severance and other employee-related costs.